The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
August 14, 2008	Jim Drewitz, Investor Relations

830-669-2466

THE ALLIED DEFENSE GROUP ANNOUNCES SECOND QUARTER AND SIX MONTHS FINANCIAL RESULTS

Second Quarter Highlights:

-Revenues up dramatically to $46.3 million

-Operating income up 119% to $2.6 million

-Significant increase in diluted EPS to $0.11

-Funded Backlog a record $153 million

-
Conference Call Scheduled For 10:00AM EDT, August 15, 2008

VIENNA, Virginia, August 14, 2008 – The Allied Defense Group, Inc. (AMEX: ADG) is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; and designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets. Today ADG announces its second quarter 2008 results.

There is a significant turnaround underway at The Allied Defense Group. Quarterly results reflect the third consecutive quarter of meaningful growth in revenue and profitability. Step by step ADG is reestablishing itself. This quarter’s report is another milestone in that process.

Second Quarter Results:
Revenue for the second quarter ended June 30, 2008 was $46,274,000, an increase of 872% over second quarter 2007 revenue of $4,761,000. Operating income was $2,640,000 for the quarter, an improvement over the first quarter of 2008. Operating income margin for the second quarter was 6% compared with a loss in the first quarter of 2008.

Net income for the quarter was $906,000 versus a loss in the second quarter of 2007. Diluted earnings per share were $0.11 compared to a loss in the second quarter 2007.

Cash flow from operations for the six months ended June 30 2008 was a use of $20.0 million. This use of cash resulted from increased working capital associated with the higher revenue base.

Contract backlog at June 30, 2008 was $153 million which is more than a 300% increase over the prior year. In addition the Company had unfunded backlog equal to $85 million.

Recent operational highlights:
Among the new business awards in the second quarter:

•	The Company’s Belgian subsidiary, MECAR SA, has entered into a joint venture with King Abdullah II Design and Development Bureau (KADDB), an independent Jordanian government entity, and DMV Holdings LLC, an international investment and marketing company, to establish an ammunition manufacturing and assembly facility in Jordan for small caliber cartridges cases and bullets, as well as assembly of large caliber charges and tank ammunition.

•	The Company announced the teaming relationship it created with Alliant Techsystems (ATK), a $4.1 billion premier aerospace and defense company, which has led to their first ammunition contract valued at approximately $7.4 million over a 2-year time period. MECAR USA, teaming with ATK, will receive approximately $3.5 million during the 2-year period.

•	Mecar USA received a contract exceeding $11.5 million to deliver NATO ammunition to a former Soviet Union republic.

•	MECAR USA has been awarded a Foreign Military Sales (FMS) contract with the US Army for more than $6M in small caliber ammunition destined for the armed forces of Afghanistan. Deliveries will begin this year and be completed in 2009.

The second quarter 2008 results were affected by improved financial performance at all of the Company’s subsidiaries and the improved management of general and administrative costs in the current period as compared to the prior comparable period in 2007.

The new ammunition services sector is growing at a particularly strong rate. It has grown backlog to approximately $36 million as of June 30, 2008, driven in part by new procurement contracts received in 2008 as compared to $1 million at June 30, 2007. The potential revenues associated with this backlog now exceed the revenues of the subsidiaries we have divested to date.

Liquidity: The Company faces significant cash constraints in the summer months of August and September as a result of MECAR’s limited ability to ship to certain Middle Eastern clients in the summer months based on the contractual terms of the sales agreements. The Company is currently managing through this cash constrained period. MECAR was required, based on the restructured terms of its bank credit facility, to repay one-half of the cash line, €5.1 million, by July 31, 2008 but did not meet that deadline. MECAR paid down €2 million on August 6, 2008, and the Company is working with the bank group on a repayment arrangement for the remaining €3,1 million cash line. The Company has proposed to make the repayment in September 2008 with the earlier of the cash proceeds of certain late July shipments or the proceeds of the Company’s anticipated sale of its GMS subsidiary, both of which are expected in September.  On August 14, 2008, the Company committed to a formal plan to sell GMS. The sale of this subsidiary will provide additional liquidity to the Company and the cash to satisfy a potential “put” of the Company’s senior secured convertible notes that may be made in December 2008 and/or January 2009.

Management’s Outlook:
ADG’s financial performance has steadily improved quarter-by-quarter for the last three quarters. We will continue to aggressively exploit our extraordinary backlog, focus on cutting costs and reduced debt in order to maintain this very positive trend. We are confident earnings per share in the third and fourth quarters will exceed those we have reported in this quarter.

Conference Call — The Company will hosting a conference call on Friday, August 15 at 10:00A.M. EDT. To access the call, please dial (888) 459-5609 within the United States and (973) 321-1024 outside the United States. A replay of the call will be available from 8/15/2008 at 12:00 P.M. EDT, through 8/22/2008. To access the replay, please call (800) 642-1687 in the United States or (706) 645-9291 outside the United States. To access the replay, users will need to enter the following code: 59931869

The Allied Defense Group, Inc.
(All amounts in thousands of U.S. Dollars except share data)

	Three Months Ended		Six Months Ended
Income Statement	June 30,		June 30,
	2008	2007	2008	2007
Revenue	$46,274	$4,761	$76,375	$14,200

Cost of Sales	35,667	9,437	58,406	19,924

Operating Expenses	7,967	8,914	15,550	16,550

Operating Income/(Loss)	2,640	(13,590)	2,419	(22,274)

Other Expense	(1,541)	(9,888)	(4,456)	(15,801)

Tax Expense	193	5	323	12

Income/(Loss) from Continuing Operations, net of tax	906	(23,483)	(2,360)	(38,087)

Income/(Loss) from Discontinued Operations, net of tax	—	(672)	(29)	(3,922)

Net Income (Loss)	$906	$(24,155)	$(2,389)	$(42,009)

Weighted Shares

Basic and diluted	8,021,755	6,559,295	8,017,418	6,510,211

Net Earnings/(Loss) per Share, fully diluted

from Continuing Operations	$0.11	$(3.58)	$(0.29)	$(5.85)

from Discontinued Operations	—	(0.10)	—	(0.60)

Net Earnings (Loss) per Share	$0.11	$(3.68)	$(0.29)	$(6.45)

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

-End-